EXHIBIT 10

EXECUTION COUNTERPART

FIRST AMENDMENT TO
3-YEAR REVOLVING CREDIT AGREEMENT

     This First Amendment to 3-Year Revolving Credit Agreement, dated October 17, 2003 (this “Amendment”), by and among CORN PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”). SUNTRUST BANK, a Georgia banking corporation (“SunTrust”), the banks and other financial institutions signatory hereto (SunTrust and such banks and other financial institutions, individually a “Lender” and collectively, the “Lenders”), and SunTrust in its capacity as Administrative Agent.

W I T N E S S E T H :

     WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain 3-Year Revolving Credit Agreement, dated October 15, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

     WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement so as to make certain changes in the terms and conditions of the Credit Agreement as more fully set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.     Definitions. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement.

     2.     Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by replacing the definitions of “EBITDA”, “Interest Period”, “Letter of Credit Commitment”, “Letter of Credit Facility” and “Termination Date” with the following new definitions:

“EBITDA” means, for any period, an amount equal to Consolidated net income (or net loss) of the Borrower plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring, non-cash losses from the write-off of goodwill and (f) minority interest earnings minus (y) minority interest losses and (z) non-recurring, non-cash gains from the write-up of goodwill, in each case determined in accordance with GAAP by reference to the Consolidated financial statements of the Borrower required to be delivered pursuant to Section 5.01(d)(i)(A) or (ii)(A).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such

Eurodollar Rate Advance or the date of Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three or six months, or any other period of twelve months or less available to all Lenders, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(w) the duration of any Interest Period which commences before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date (subject to Section 8.04(b));

(x) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(y) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(z) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Letter of Credit Commitment” means, with respect to each Initial Issuing Bank, the amount set forth on Schedule II attached hereto, or, if such Initial Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Termination Date” means the earlier of (a) October 15, 2006, subject to the extension thereof pursuant to Section 2.17, and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.01, provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement

     3.     Amendment to Section 2.01(a) of the Credit Agreement. Section 2.01 (a) of the Credit Agreement is hereby amended by replacing Section 2.01 (a) in its entirety with the following new Section 2.01 (a):

(a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time such Lender’s Unused Commitment at such time. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided that Borrowings consisting of Base Rate Advances made pursuant to Section 2.03(c) may be in lesser amounts as provided therein, and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01 (a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01 (a).

     4.     Amendment to Section 2.05 of the Credit Agreement. Section 2.05 of the Credit Agreement is hereby amended by replacing Section 2.05 in its entirety with the following new Section 2.05:

2.05 Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice (which such notice shall be irrevocable) to the Administrative Agent, to terminate in whole or reduce ratably in part, in each case permanently, the unused portions of the respective Revolving Credit Commitments of the Lenders, provided that the aggregate amount of the Revolving Credit Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate amount of the Advances and Available Amount of the Letters of Credit then outstanding and provided further that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

     5.     Amendment to Section 2.08(d) of the Credit Agreement. Section 2.08(d) of the Credit Agreement is hereby amended by replacing Section 2.08(d) in its entirety with the following new Section 2.08(d):

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate.

     6.     Amendment to Section 2.1Q(b) of the Credit Agreement. Section 2.10(b) of the Credit Agreement is hereby amended by replacing Section 2.10(b) in its entirety with the following new Section 2.10(b):

(b) The Borrower may (i) upon at least three days after the date of Borrowing and upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the date of the proposed prepayment (which date shall be a Business Day), stating the proposed date and aggregate principal amount of the prepayment in the case of Base Rate Advances or (ii) upon at least two Business Days’ notice given to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment in the case of Eurodollar Rate Advances, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and, in the case of Eurodollar Rate Advances, any additional losses, costs or expenses, if any, required to be paid by the Borrower pursuant to Section 8.04(b); provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

     7.     Amendment to Section 2.18(a) of the Credit Agreement. Section 2.18(a) of the Credit Agreement is hereby amended by replacing Section 2.18(a) in its entirety with the following new Section 2.18(a):

(a) The Borrower may not more than once in any calendar year prior to the Termination Date and provided that the Borrower has not elected to reduce the Commitments during such calendar year pursuant to Section 2.05, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $250,000,000 and (ii) no Event of Default, or event that with the giving of notice or passage of time or both would constitute an Event of Default, shall have occurred and be continuing as of the date of such request or as of the applicable Increase Date, or shall occur as a result of such Commitment Increase.

     8.     Amendment to Section 5.02(f) of the Credit Agreement. Section 5.02(f) of the Credit Agreement is hereby amended by replacing Section 5.02(f) in its entirety with the following new Section 5.02(f):

(f) Debt to EBITDA Ratio. Permit the Debt to EBITDA Ratio to exceed the ratios indicated below for the periods set forth below:

Fiscal Quarter Ended	Ratio

On or prior to December 31, 2004	3. 00 to 1.00
January 1, 2005 to December 31, 2005	2.75 to 1.00
January 1, 2006 and thereafter	2.50 to 1.00

     9.     Amendment to Section 5.02(g) of the Credit Agreement. Section 5.02(g) of the Credit Agreement is hereby amended by replacing Section 5.02(g) in its entirety with the following new Section 5.02(g):

(g) Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than the ratios indicated below for the periods set forth below:

Fiscal Quarter Ended	Ratio

On or prior to December 31, 2004	3.50 to 1.00
January 1, 2005 to December 31, 2005	3.75 to 1.00
January 1 , 2006 and thereafter	4.00 to 1.00

     10.     Amendment to Section 6.01(d) of the Credit Agreement. Section 6.01(d) of the Credit Agreement is hereby amended by replacing Section 6.01(d) in its entirety with the following new Section 6.01(d):

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount, or shall fail to make any payments in respect of Hedge Agreements having a notional amount of at least $25,000,000 (or its equivalent in another currency) in the aggregate (but, excluding Debt evidenced by the Notes or otherwise arising under this Agreement), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Hedge Agreement; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or Hedge Agreement and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or Hedge Agreement; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

     11.     Amendment to Exhibit B of the Credit Agreement. Exhibit B of the Credit Agreement is hereby amended by replacing Exhibit B in its entirety with the new exhibit attached hereto as Exhibit B.

     12.     Addition of Schedule II to the Credit Agreement. The Credit Agreement is hereby amended by adding thereto the schedule attached hereto as Schedule II.

     13.     Conditions to Effectiveness of Amendment. This Amendment shall become effective upon the satisfaction of the following conditions precedent:

a. Administrative Agent shall have received a duly executed counterpart of this Amendment executed by the Borrower and the Lenders.

b. Borrower shall have paid all other fees and reasonable costs and expenses of the Administrative Agent incurred in connection with this Amendment, including, without limitation, the reasonable and out-of-pocket expenses of counsel to the Administrative Agent, invoiced to the Borrower as of the date hereof.

     14.     Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

a. the execution, delivery and performance of this Amendment (i) are within the Borrower’s corporate power, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) do not require the consent, approval, authorization of, or registration or filing with, any Person, and (iv) will not violate any requirement of law or cause a breach or default under any of Borrower’s contractual obligations or organizational documents;

b. this Amendment has been duly executed and delivered for the benefit or on behalf of Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general, and by principles of equity; and

c. after giving effect to this Amendment, all of the representations and warranties set forth in Article IV of the Credit Agreement, except for changes expressly permitted herein and except to the extent such representations and warranties relate solely to an earlier date, are true and correct in all material respects and no Event of Default has occurred and is continuing as of the date hereof.

     15.     Survival. Except as expressly provided herein, the Credit Agreement shall continue in full force and effect, and the unamended terms and conditions of the Credit Agreement are expressly incorporated herein and ratified and confirmed in all respects. This Amendment is not intended to be or create, nor shall it be construed as, a novation or an accord and satisfaction.

     16.     Effect of Amendment. From and after the date hereof, references to the Credit Agreement shall be references to the Credit Agreement as amended hereby.

     17.     Entire Understanding. This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Amendment nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the parties required to be a party thereto pursuant to Section 8.01 of the Credit Agreement.

     18.     GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     19.     Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

CORN PRODUCTS INTERNATIONAL, INC.

By:	-s- Cheryl K. Beebe

	Name:	Cheryl K. Beebe
	Title:	VP Finance & Treasurer

By:	-s- Kimberly A. Hunter

	Name:	Kimberly A. Hunter
	Title:	Director

SUNTRUST BANK, as Administrative Agent, as Issuing Bank and as a Lender

By:	-s- Michael Lapresi

	Name:	Michael Lapresi
	Title:	Director

SIGNATURE PAGE TO
FIRST AMENDMENT TO 3-YEAR REVOLVING CREDIT AGREEMENT

HARRIS TRUST AND SAVINGS BANK

By:	-s- Jennifer Wendrow

	Name:	Jennifer Wendrow
	Title:	Vice President

SIGNATURE PAGE TO
FIRST AMENDMENT TO 3-YEAR REVOLVING CREDIT AGREEMENT

ING CAPITAL LLC

By:	-s- William B. Redmond

	Name:	William B. Redmond
	Title:	Managing Director

SIGNATURE PAGE TO
FIRST AMENDMENT TO 3-YEAR REVOLVING CREDIT AGREEMENT

THE BANK OF NEW YORK

By:	-s- M. Scott Donaldson

	Name:	M. Scott Donaldson
	Title:	Assistant Vice President

SIGNATURE PAGE TO
FIRST AMENDMENT TO 3-YEAR REVOLVING CREDIT AGREEMENT

COMERICA BANK

By:	-s- Kathleen M. Kasperek

	Name:	Kathleen M. Kasperek
	Title:	Vice President

SIGNATURE PAGE TO
FIRST AMENDMENT TO 3-YEAR REVOLVING CREDIT AGREEMENT

LASALLE BANK NATIONAL ASSOCIATION

By:	-s- Lora Backofen

	Name: Title:	LORA BACKOFEN FIRST VICE PRESIDENT

SIGNATURE PAGE TO
FIRST AMENDMENT TO 3-YEAR REVOLVING CREDIT AGREEMENT

EXHIBIT B

FORM OF
NOTICE OF BORROWING

[Date]

SunTrust Bank,
    as Administrative Agent
    for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308

Ladies and Gentlemen:

     Reference is made to the 3-Year Revolving Credit Agreement, dated as of October 15, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), by and among the undersigned, as Borrower, the several banks and other financial institutions and lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent for such Lenders. This notice constitutes a Notice of Borrowing. The Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)	Aggregate principal amount of Borrowing[1] :

(B)	Date of Borrowing (which is a Business Day):

(C)	Type of Advance[2] :

(D)	Interest Period[3] (for Eurodollar Rate Advances):

(E)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

Bank:

ABA Routing Number:

Account Number:

Account Name:

Reference:

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing:

[1] Not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

[2] Eurodollar Rate Advance or Base Rate Advance.

[3] Which must comply with the definition of “Interest Period” in the Credit Agreement.

     (A)  the representations and warranties contained in Section 4.01 of the Credit Agreement (excluding, except in the case of the initial Borrowing, those contained in the subsections (e)(ii) and (f)(i) thereof) are correct, before and after giving effect to the proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

     (B)  no event has occurred and is continuing, or would result from such proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours,

CORN PRODUCTS INTERNATIONAL, INC.

By:

Name:
Title:

By:

Name:
Title:

Schedule II

Letter of Credit Commitment

SunTrust Bank, as Issuing Bank:      $ 10,000,000